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                                                                    Exhibit 99.1

                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                    Page 1 of 21

                                  ALTIRIS, INC.

                                 April 25, 2005
                             5:00 p.m. Eastern Time

Operator

Good afternoon ladies and gentlemen and thank you for standing by. Welcome to the Altiris, Inc. first quarter 2005 conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Monday, April 25, 2005. At this time, I'd like to turn the conference over to Erica Abrams (ph).

Erica Abrams - Altiris

Thank you and good afternoon. Thanks for joining us on the first quarter 2005 conference call. Joining me on the call today is Greg Butterfield, CEO and Steve Erickson, CFO of Altiris to announce financial results. By now you should have received a copy of our press release sent via fax or email. If you have not received a copy of this release and would like one, please call us at 415-217-7722 and we will fax you a copy. You may also visit the investor relations section of our website at www.altiris.com for a copy of the release.

During the call we will discuss the pro forma financial measures which may be considered non-GAAP financial measures. The reconciliation between pro forma and GAAP measures can be found in the table accompanying the press release and posted on our web site. During the course of this conference call, management may make forward-looking statements regarding future events or the future financial performance of the company. Forward-looking statements include but are not limited to those related to earnings and other financial projections for the second quarter and fiscal year 2005. Expectation as to the company's revenue growth and profitability, market acceptance of our products including the newly-acquired Pedestal products, growth in international markets, our relationship with HP, Dell, Fujitsu, Siemens, Microsoft, Phillips and other strategic partners, our performance in the current market environment and our long term strategy and value proposition. We wish to caution you that such statements are just predictions based on management's current expectations and actual results or events may differ materially. We refer you to the documents that we file with the SEC. These contain and identify important factors that could cause the important results to differ from the forward-looking statements.

Now, I will turn the call over to Greg Butterfield, President and CEO of Altiris. Greg, please go ahead.

Greg Butterfield - Altiris - President, CEO

Thank you, Erica. Hello everyone and thank you for joining us today as we report final financial results for the first quarter of 2005. As you know from the press release, total revenue for the first quarter was $46.9 million, which is above our preliminary outlook provided on April 4th. Pro forma earnings per share were 18 cents, which is also at the high end of our pre-announcement. Pedestal contributed $2.4 million in revenue for the quarter, demonstrating customer demand for these products.

During the quarter, we continued to build momentum in the market for IT life cycle management solutions and strengthened our relationships with new and existing customers and partners. Like all quarters, this quarter was marked by both positives and not so positives.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
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In the quarter, we had higher than planned spending primarily related to
Sarbanes-Oxley and legal costs. Our core business was slightly below the guidance that we had given back in January as, like many software companies this quarter, we experienced slower than expected closure rates on large transactions, and what appears to be sluggish technology spending overall, particularly in Europe. Steve will provide more detail on our performance and our outlook in a few minutes.

From the positive side, we posted 25 percent year-over-year revenue growth and 10 percent growth in pro forma net income. We recognized 62 percent of revenue from existing customers, won major deals with new customers, some of whom came through new and existing partners, and we strategically advanced key channel relationships. In addition, we're receiving positive initial feedback on the acquisition of Pedestal. Some of our largest transactions in the quarter include a 92,000 node client management and 4,000 node server management transaction for a U.S. government agency. We also closed an 80,000 node transaction which included client asset and server management with a major financial services company who has been a customer for the past several years. We continue to help our customers solve mission critical problems, saving them significant time and money.

Despite sluggish technology spending overall, we believe we continue to build momentum the market with new and existing customers and partners. We had a record quarter with HP as a result of several large enterprise wins, as well as strong OEM contributions with Rapid Deployment Pack, our co-developed server provisioning product, local recovery and deployment solution for HP, then clients.

We continued to gain momentum with Dell in shipments of our server management products and had regular activities with our client management products despite delays in closing large transactions. Globally, our business with Dell was active, launching a Pan-European server deployment campaign and releasing our first server product sales into Dell's Japan market. Importantly, our 2002 license agreement with Dell has been extended to 2008.

With Fujitsu Siemens, we are seeing good interest in demand and we're broadening our range of offerings. Last week, we announced that Altiris Deployment Solution will now be pre-installed on the FUTRO line of thin clients.

Our business continues to build with IBM where we closed several transactions in the first quarter. We were active in training IBM salespeople in the Americas, the EMEA and Asia Pacific, including thousands of IBM business partners who are responsible for more than 60 percent of IBM's overall revenue.

We closed a record 32 percent of revenue through our VAR and systems integrator channels in the quarter. With our partner program, we have formally introduced our top business partners to our large OEM partners, and they are now cooperating on deals and pre- and post-professional services. In one example, an international gas and petrochemical manufacturer chose Altiris for client asset and server management in their remote locations, allowing them to improve continuity and reduce the cost of supporting these locations. Also through this channel we provided a total life cycle management suite including client asset and server to a U.S. based healthcare provider who was successful in moving their systems management from a manual, labor intensive process to our automated cost savings approach.

The initial reception from customers and partners to Pedestal has been strong, and we closed several important Pedestal transactions at the end of the quarter. We have already completed the initial integration of Pedestal products and at Manage Fusion demonstrated how a customer could do a vulnerability audit, automatically generate a trouble ticket and then use Altiris products in remediating the identified vulnerability.

With the Pedestal acquisition completed, we will now turn our focus to the development and growth of newly acquired products within our customer and partner base in the coming quarters.

I will now turn the call to Steve who will discuss our results in more detail. Steve, please go ahead.

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                                         April 25, 2005 / 5:00 p.m. Eastern Time
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Steve Erickson - Altiris - VP, CFO

Thank you, Greg. And thanks to all of you for joining us today as we report final financial results for the first quarter of 2005. As Greg discussed, total revenue for the first quarter was $46.9 million, up 25 percent over the first quarter of the prior year. This includes $2.4 million in revenue from Pedestal Software.

With the auditors' review of our results now complete, we have clarification on revenue recognition and posted revenue for the quarter that was almost $1 million above our estimate at the time of our pre-announcement call. Going forward, revenue contribution from Pedestal will be fully integrated and we will not break it out separately.

License revenue in the quarter was $28.8 million, up 16 percent over the prior year, and service revenue was $18.2 million, up 43 percent over the prior year. License margins were 93 percent and service margins were 67 percent in the quarter.

International revenue represented 34 percent of total revenue. Given our experience in Q1, we now expect a lower contribution from our international business in 2005.

31 percent of revenue came through HP in the quarter, and 18 percent through Dell. As you may recall, the contribution from Dell in Q4 was very strong. Part of the sequential decline was seasonal and part was related to large transactions that pushed. 50 percent of total revenue came through our OEMs; 32 percent through VARs and SIs; and 18 percent direct.

Existing customers represented 62 percent of total revenue, as compared to 64 percent in the same period of last year. In the quarter, we had 65 transactions greater than $100,000. This compares to 71 in the first quarter of 2004, again reflecting lower than normal closure rates on larger transactions.

Sales and marketing expenses for the first quarter were $17.5 million, or 37 percent of revenue, as compared to 40 percent of revenue in the same period of the prior year. We are still investing in this area and expect sales and marketing expenses to increase as a percent of revenue in the next quarter as we make further investments to support our business.

R&D expenses were $9.5 million or 20 percent of revenue, as compared to 21 percent of revenue in the first quarter of last year. G&A expenses were $6 million or 13 percent of revenue, compared to 8 percent in the same period of last year, reflecting higher expenses this quarter for Sarbanes-Oxley and legal. Sarbanes-Oxley was about $800,000 or 2 cents per share, and legal was over by about $500,000 or 1 cent per share, primarily due to pending patent litigation. We expect legal expenses to remain at a higher than normal level until this litigation is resolved, and Sarbanes-Oxley to normalize following the completion of our audit on April 30th.

GAAP net income for the first quarter was $3.3 million or 9 cents per share, and pro forma net income increased 10 percent over the prior year to $5 million or 18 cents per share. Pro forma net income excludes $4.4 million in costs related to the amortization of acquired intellectual property and intangible assets, write-off of in-process research and development associated with the Pedestal transaction and stock based compensation.

Turning to the balance sheet, we closed the quarter with cash and cash equivalents of $126 million. During the quarter, we made cash outlays of approximately $72 millions for Tonic and Pedestal and we generated approximately $12.4 million in cash flow from operations. Accounts receivable were $38 million and DSOs were 73 days, in line with our expectations.

I would now like to turn to guidance. As Greg discussed, we don't expect the overall spending climate to improve measurably in the coming quarters, and have therefore taken a more cautious approach to our revenue outlook for the remainder of the year. In addition, we are adjusting our net income model to more correctly reflect our current level of spending. For fiscal year 2005, we are now planning for total revenue to be in the range of $207 to $216 million,

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
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including revenue associated with Pedestal. At the midpoint of our expectations, this equates to pro forma EPS of 87 cents for the year. We remind you that $400,000 to $500,000 in revenue or expense translates to 1 cent per share.
Giving you the midpoint of our range provides insight into the operating leverage associated with our model.

For the second quarter we expect revenues to be in the range of $50 to $53 million and pro forma earnings per share to be 20 cents at the midpoint of that range. Now, I will turn the call back to Greg for closing remarks.

Greg Butterfield - Altiris - President, CEO

Thank you, Steve. Since the close of the quarter, we conducted our first Manage Fusion conference in Las Vegas, which was a great success for Altiris and our co-sponsors, HP, Dell, IBM, Phillips, VMware and CompUCom. This was our best and most well attended event to date. We had more than 850 attendees, almost double the prior year. We conducted 120 training sessions and hundreds of one on one meetings with customers, potential customers and partners. In addition, we had our customer and partner advisory board and customer feedback forum where we received valuable feedback to help us continue to build products and programs that help address their most critical issues.

During these sessions, customers have told us about the importance of bridging the gap between vulnerability and operational management which we are now addressing with the acquisition of Pedestal and the newly announced security management suite.

For those of you who were at Manage Fusion in Las Vegas, you probably sensed the energy and interest in Altiris. Our customers tell us, our partners tell us, and we know from our marketing and sales activities in the field that we continue to gain momentum in the market. We believe that our complete IT life cycle management strategy and leveraged sales model positions us with a very strong long term value proposition for our customers, partners and shareholders.

I would like to take this opportunity to thank all of our employees, customers and partners for their continued hard work and support of Altiris. Your commitment and dedication is noted and greatly appreciated.

We look forward to visiting with all of you and reporting again in July. Now, I'll turn the call over to the operator for Q&A. Operator, please go ahead.

Operator

Thank you. Ladies and gentlemen, at this time, we will begin the question and answer portion of the conference. If you would like to ask a question, please press the star followed by the one on your pushbutton phone. If you'd like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your question. If you're using speaker equipment, we do ask that you please lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Todd Raker with Deutsche Bank. Please go ahead.

Todd Raker - Deutsche Bank - Analyst

Hey, guys. A few questions for you. First, on the EPS side, can you walk us through in terms of the investment profile of the business? Clearly you're spending some more money. Can you talk about what's driving that? Is it competitive? Are you having trouble penetrating new customers? And can you give us some insight in terms of the legal expenses, what's going on there?

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
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Greg Butterfield - Altiris - President, CEO

All right. From growing the market, we are entering new segments relative to the security management suite that was just announced. We continue to add new partners like IBM and others that continue to take time to ramp. And from an expense standpoint, once again, the Sarbanes-Oxley was more expensive than anticipated and then the 1 cent that was associated with the overall legal expense. So it's basically growing and building the business based on customer feedback and market opportunity, momentum that we see and wanting to seize the opportunity from a long term perspective.

Todd Raker - Deutsche Bank - Analyst

Okay. And just a little bit more insight on the legal side. Are there active lawsuits ongoing here? Could you give us some insight in terms of what's driving that expense?

Greg Butterfield - Altiris - President, CEO

Yes. We'd just refer you to the 10-k where we describe in detail the litigation that we're involved in and pursuing. And again, we anticipate that we're going to defend and prosecute our IP as we continue to go forward as part of a software company.

Todd Raker - Deutsche Bank - Analyst

Okay. And then the second question for you and I'll turn it over. When you guys initially pre-announced, you commented that you were seeing weakness on the S&B side of the business. Now, you're citing kind of large deal push-outs. Pedestal at that time looked like it was roughly $1 million of revenue, now it's 2.4 million. Can you just talk about what's changed here in three weeks and how you're managing the business going forward?

Greg Butterfield - Altiris - President, CEO

Yes. From a Pedestal perspective, we again announced in the preliminary call that the numbers we were still looking at from a revenue recognition perspective. Just to let you know, there was one large transaction that we were not sure whether we were going to be able to recognize or not that as we completed our review of that and got the auditors through it, we found that we were able to recognize. And with regards to business and sales channels, the comment on the pre-announcement was that our new small and medium business group had not ramped as quickly as we had forecasted. And with regards to the large transactions that we just commented on, there were some large 100,000 plus transactions that pushed business not lost, but pushed to a future period.

Todd Raker - Deutsche Bank - Analyst

Okay. Thanks guys.

Operator

Thank you. Our next question comes from Seihun Kong with ThinkEquity Partners. Please go ahead.

Seihun Kong - ThinkEquity Partners - Analyst

Hi. Good afternoon. I was wondering if I could ask, related to the guidance and I guess the difference between the prior 2005 guidance range, is the delta coming from the core business or do we assume that Pedestal will be lower than the $17 to $18 million prior guidance range?

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
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Greg Butterfield - Altiris - President, CEO

The change in the guidance, Seihun, comes from slower than expected international growth. As we indicated on the script, the international was 34 percent where we had 44 percent of revenue from international in Q4. So it's slower than expected international growth. It's Altiris' overall maturity as a software company and dependence on larger transactions that could push and just an overall sluggish tech spending environment. So I wouldn't attribute it to the acquisitions or the core business. It's basically all product lines, all segments, looking at our pipeline and giving guidance based on the pipeline.

Seihun Kong - ThinkEquity Partners - Analyst

And was the aggregate Pedestal pipeline, would you characterize that as increasing sequentially at the end of March versus the end of December?

Steve Erickson - Altiris - VP, CFO

Yes. It is increasing and we continue to be very excited about that acquisition and the execution of the results of that acquisition and still continue to be very positive about that.

Greg Butterfield - Altiris - President, CEO

The initial response on Pedestal has been very strong. Manage Fusion, every session was completely fully booked, standing room only. And the original pipeline that was generated by Pedestal given that it's now part of Altiris, several larger companies that had concern over the size of Pedestal and investing in a security company that only had $5 million in revenue prior year, have taken a much more interested look at the former Pedestal solutions now being part of the greater Altiris. So good momentum, good customer and partner feedback on Pedestal.

Seihun Kong - ThinkEquity Partners - Analyst

Okay. And was all of the Pedestal revenue direct or did anything come through the existing HP partnership that Pedestal had?

Steve Erickson - Altiris - VP, CFO

It's basically direct. Those partnerships have an opportunity for future benefit. Pedestal had just recently signed an agreement with the HP Open View Group, but these transactions were direct.

Seihun Kong - ThinkEquity Partners - Analyst

Okay. And just one last quick question is on the Dell renewal. So we can assume that that has been automatically renewed, but was there anything that was changed relative to the discount rates that you and Dell had agreed upon prior in the prior relationship?

Steve Erickson - Altiris - VP, CFO

No change.

Seihun Kong - ThinkEquity Partners - Analyst

No change? All right. Thank you.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                    Page 7 of 21

Operator

Thank you. Our next question comes from Richard Petersen with Pacific Crest. Please go ahead with your question.

Richard Petersen - Pacific Crest - Analyst

Hi. Good afternoon. I understand that the amount that you recognized from Pedestal changed in the final three weeks, but I guess I'm still trying to just square your previous statement that you would not have been outside the guidance range with the final results that we're seeing here. Even without the extra $1 million, the math doesn't quite work. So I'm trying to figure out, was there anything else that changed there relative to your expectations three weeks ago that could explain that or how do we think about that?

Greg Butterfield - Altiris - President, CEO

Rich, our original guidance was 45 to $47 million. Today we announced that we were slightly below that. And as we indicated multiple times on the pre-announcement was that we had preliminary data, and as you know, there is an audit that needs to take place relative to revenue recognition and SOP 97-2. And as Steve indicated, the reason we were over $1 million higher than we had given guidance on the pre-announcement for our total revenue is because of that one large transaction that did occur in Q1. So business was slightly lower than what we said and it's due to preliminary numbers as identified on the call.

Richard Petersen - Pacific Crest - Analyst

Okay. And then what's the -- before -- I know you're not going to give us the breakout for Pedestal in the future, but what kind of organic growth rate does the guidance imply now? How should we think about the various parts of the business growing on an organic basis?

Greg Butterfield - Altiris - President, CEO

Yes. I would still say that you will see our organic business growing in the 20 to 25 percent range, generating the revenue that we have projected.

Richard Petersen - Pacific Crest - Analyst

Okay. And then, a lot of slippage at Dell. Obviously, the fact that you renewed the deal is a major positive, but how can you make us a little bit more comfortable that we're going to see that Dell business pop back? There's been some speculation that Dell has been pursuing an alternative partnership or even possibly a substitution with Novell. Maybe you could just describe to us what exactly went on there to make Dell so weak this quarter and why it won't necessarily affect the outlook.

Greg Butterfield - Altiris - President, CEO

First of all, I think it's important to clarify that I believe there's been a misunderstanding that we were finalizing a new agreement with Dell. We were actually -- we are continually entering new relationships with all of our strategic partners as we have with HP and IBM. We sign an original agreement, then we amend it and we add a new one. The agreement that was by the street perceived as being suspect that was going to be renewed in May was actually renewed in an earlier period, and as Steve indicated, goes into 2008.

With regards to Dell selecting another partner, I can't comment for Dell, but that's the first time that I've heard that they're going to replace Altiris with Novell. As we indicated on the earnings script, we were one of five companies that were invited to the ATS Technical Conference and business at Dell continues to have good momentum. We

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                                         April 25, 2005 / 5:00 p.m. Eastern Time
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have good marketing  campaigns and would anticipate Dell's revenue to be between
20 and 25 percent on an annualized basis.

Richard Petersen - Pacific Crest - Analyst

Okay.

Greg Butterfield - Altiris - President, CEO

20 to 25 percent of total revenue on an annual basis.

Richard Petersen - Pacific Crest - Analyst

Okay. Thanks.

Greg Butterfield - Altiris - President, CEO

Thank you, Rich.

Operator

Thank you. Our next question comes from Jason Brueschke with Pacific Growth Equity. Please go ahead.

Jason Brueschke - Pacific Growth - Analyst

Thank you. Let me maybe start with your full year guidance. A lot of software companies tend to struggle in the first half of the year, especially with their large deals. And while a cautious reaction is certainly understandable, most of that business tends to come back in the second half of the year. You guys, however, seem, to me at least, what I'm hearing, to be a little bit more cautious than normal that this business may not be coming back. Can you just maybe help us understand? Because you said on the one hand deals slip but then your guidance suggests that you're not that confident that the business actually gets done before the year is up.

Greg Butterfield - Altiris - President, CEO

Altiris, it's a no-brainer, but we provide guidance on existing pipeline and weighted probabilities. There are some new agreements that it's hard to forecast what kind of contribution they will have to the overall Altiris revenue stream. We don't forecast on large macro events or activities, and so as you know, Jason, we try to be as accurate as possible and provide you the most accurate number. And we believe that the new guidance is in line with the pipeline. Should there be a change in overall IT spending or an existing agreement -- for example, the newly signed IBM server agreement or Dell server or other initiatives that we're working on -- pick up faster than anticipated, then there could be upside. But guidance is part of the pipeline -- based on the pipeline.

Jason Brueschke - Pacific Growth - Analyst

Could you tell us what the linearity was in the quarter? I presume it was a little bit back-end loaded since deals slipped or was it normal linearity and you just saw, say, to close big deals being the culprit? Or did we see this a little bit earlier in the quarter than normal?

Greg Butterfield - Altiris - President, CEO

As we have indicated on prior calls, it was business as usual. When we say business as usual, that means that we still have a lot of business to close the last month -- the last few weeks of a quarter. And in this instance, there were a

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                                         April 25, 2005 / 5:00 p.m. Eastern Time
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couple of areas where things seemed to be soft, international in particular, which we've identified. We had some deals over 100,000 push. And then from a forecasting perspective, the small to medium business didn't ramp as quickly as we originally had anticipated when we created our overall 2005 guidance.

Jason Brueschke - Pacific Growth - Analyst

Okay. When we look at Europe, was there any particular weakness in Europe if you looked at it either by OEM VAR or direct sales? Did one of those stand out particularly as weak for you in Europe in the quarter?

Greg Butterfield - Altiris - President, CEO

The main softness that we experienced in EMEA or international in particular was deals over $100,000. Compared to Q4, substantially lower and deals pushed. We didn't have the same transactions, deals over $100,000. There didn't appear to be anything unique from geography to geography or any specific channels, mainly tied to transactions over $100,000 that closed in Q4 did not close in Q1.

Jason Brueschke - Pacific Growth - Analyst

Okay. My last question is, at the analyst day, you guys indicated that you might do three, maybe as many as four, acquisitions this year. With the demand environment being different than maybe what you thought of when you entered the year, having done Tonic, having done Pedestal, are you still planning on doing in another whatever it is, one two or three acquisitions? Are you still looking to do that this year? Or given kind of how the first quarter have gone, I think you may have given some indication in the prepared remarks that you're going to focus more on the existing business and try to grow your technology. Or should we still be anticipating that you will make selective strategic acquisitions as they become available?

Greg Butterfield - Altiris - President, CEO

Jason, you got it right. In the prepared comments, we did indicate that our focus right now is executing on existing relationships, existing products and successfully integrating and growing and taking advantage of the acquired technology in the greater Altiris channels. That does not mean that if a good opportunity were to arise later on that we would not entertain that, but right now the focus is on growing our existing business. That's accurate.

Jason Brueschke - Pacific Growth - Analyst

Great. Thank you guys.

Operator

Our next question comes from Chris Russ with Wachovia Securities. Please go ahead.

Christopher Russ - Wachovia - Analyst

Yes. Hi. You mentioned Pedestal was $2.4 million in revenue. What was the total expense base for Pedestal in the quarter? What I'm trying to get at it was Pedestal neutral or was it actually accretive in the quarter?

Steve Erickson - Altiris - VP, CFO

Pedestal was accretive in the quarter. We only basically had three days of expenses for the quarter.

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                                         April 25, 2005 / 5:00 p.m. Eastern Time
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Christopher Russ - Wachovia - Analyst

Okay. Can you quantify the impact of the accretion?

Steve Erickson - Altiris - VP, CFO

It was significant accretion associated with that revenue base.

Christopher Russ - Wachovia - Analyst

Okay. So in other words, how much was the expense base from Pedestal if their revenue was $2.4 million?

Steve Erickson - Altiris - VP, CFO

Again, the expenses were not significant as overall expenses were, I believe, less than $200,000 in the quarter.

Christopher Russ - Wachovia - Analyst

Okay. Less than $200,000. Okay. Why are expense levels staying at this elevated range when I think the explanation back on April 4th was that most of the shortfall, at least 2 to 3 cents, was related to Sarb-Ox compliance issues, also some litigation issue. Because it looks to me like core margins excluding Pedestal are obviously now down quite a bit year over year and declining on a year over year basis versus 19.8 percent margin last year.

Steve Erickson - Altiris - VP, CFO

Right. I would say that from a Sarbanes-Oxley perspective, we anticipate that we will be done with the audit on April 30th, so those costs will go down. But our costs associated with litigation will continue on until that case is resolved. And we'll have additional costs associated with investment in sales and marketing that we're going to make as we continue to build and grow the company.

Christopher Russ - Wachovia - Analyst

Okay. I think the litigation from what I can tell from the filings is with Power Quest and Symantec. Is that correct?

Steve Erickson - Altiris - VP, CFO

Yes.

Christopher Russ - Wachovia - Analyst

Okay. What do you think is the potential liability -- financial liability for Altiris? And what is the fact pattern in this case? In other words, what kind -- does this case completely lack merit or what are the issues here and what is the potential financial liability for Altiris?

Greg Butterfield - Altiris - President, CEO

Chris, at this time, I'm not at liberty to discuss the details of that specific transaction. Once again, I don't want to be rude or coy or not answer your question, but would refer you to the 10-K. And as information becomes available to us where we can share information, we will certainly communicate to you. But at this time, I can't discuss that.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 11 of 21

Christopher Russ - Wachovia - Analyst

Okay. It looks like they filed suit back in April of 2004. Can you at least comment on sort of where things stand in terms of settlement discussion or is there -- do you expect there will be a court date or do you think there will be an out of court settlement? Is there anything you can comment in that regard?

Greg Butterfield - Altiris - President, CEO

Once again, Chris, I don't want to be rude and not answer, but I can't -- I'm not at liberty to disclose specifics of that transaction right now. As soon as we can communicate on that -- when the litigation is resolved, we'll certainly communicate with you.

Christopher Russ - Wachovia - Analyst

Okay. The cash flows were good in the quarter, 12.4 million; the deferred revenue was up; the receivables fell - that's good. What would you -- you did $44 million in cash flow from operations in 2004. Would you expect that to be up, down or flat this year, cash flow from operations?

Steve Erickson - Altiris - VP, CFO

I'd expect that to be slightly up.

Christopher Russ - Wachovia - Analyst

Slightly up?

Steve Erickson - Altiris - VP, CFO

But within that general range.

Christopher Russ - Wachovia - Analyst

Okay. And then just finally on the Dell contract extension, that looks very positive. It's through 2008. Did that include an expansion in scope in terms of what Dell will sell from your product portfolio? In other words, does it include any server management offerings?

Greg Butterfield - Altiris - President, CEO

Once again, for competitive reasons, I don't want to disclose the specifics of the Dell agreement. All I will tell you is the Dell relationship is very strong and we have a relationship contractually that goes into 2008. And we continue to have a very strong relationship with Dell as one of most strategic partners.

Christopher Russ - Wachovia - Analyst

Okay. And then in terms of the upside from Dell, it was 18 percent this quarter. You said it should be 20 to 25 percent for the full year. Is the percentage of Dell salespeople that are trained on the products still fairly low and do you think that can increase? And the same for the Dell indirect channel, is the percentage that's trained on Altiris still low and you think you can make significant strides in terms of increasing the awareness of Altiris with Dell salespeople and the Dell channel?

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
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Greg Butterfield - Altiris - President, CEO

Once again, Dell is a direct model through Dell. We have done a significant amount of training thus far. We will continue to do trainings every quarter, continue to add new campaigns. The reason Dell's revenue was low in Q1 was larger transactions that either got pushed or went through a different channel.

Christopher Russ - Wachovia - Analyst

Okay. All right. Thanks very much.

Greg Butterfield - Altiris - President, CEO

Thank you.

Operator

Thank you. Our next question comes from Katherine Egbert with Jeffries & Company. Please go ahead.

Katherine Egbert - Jeffries & Company - Analyst

Thank you. I want to follow up a little bit on Chris's question about the expenses. I'm wondering in addition to -- well, first, will Pedestal be accreted for the year still?

Steve Erickson - Altiris - VP, CFO

Yes. We anticipate that it will.

Katherine Egbert - Jeffries & Company - Analyst

Okay. Good. And then, I'm just wondering that if in general you've cited some patent litigation and some other, you know, Sarbanes related expenses. I'm wondering if perhaps the higher expense base comes from integrating one acquisition after another, if that indeed was what caused some of the extra Sarb-Ox expenses and if that is going to continue to become a source of larger than expected expenses throughout the year as you integrate these various acquisitions?

Steve Erickson - Altiris - VP, CFO

I would say that they have not added too significantly to our Sarb-Ox activities, that the infrastructure in these entities that we have acquired is relatively small and the internal controls that we're able to put in place and plug it into the Altiris infrastructure really does not place a significant burden on Altiris and our internal controls and our ability to put those technologies within the Altiris internal control structure. So I would not say that that has added significantly to the Sarbanes-Oxley costs.

Katherine Egbert - Jeffries & Company - Analyst

Okay. What about overall? I mean, as you're rolling in each of these acquisitions, are you experiencing higher than expected costs to do this?

Steve Erickson - Altiris - VP, CFO

I would say that the costs basically are consistent with our expectations as we have modeled them in our due diligence.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 13 of 21

Katherine Egbert - Jeffries & Company - Analyst

Okay. That's fair. And then, I have another question on the large deal push-outs. Have any of those deals come back thus far in April? And also, do you expect them to close this year or in Q2?

Greg Butterfield - Altiris - President, CEO

We don't give specifics on each individual transaction or specific transactions. We have not lost business to competitors. Deals have pushed out. The intent is to close them as soon as possible. I would say that Q1 historically is not any different than any other prior quarter where we've had transactions pushed. In fact, I believe Q1 of last year we had the same issue. It's kind of a historical thing. Someone made the comment that overall software spending is becoming more and more weighted towards the end of the year. And we'll continue to watch that. And as we forecast and as we do our models for 2006 going forward what you will see is Altiris probably model more on a historical basis relative to pipeline versus having the same linear growth that we've had prior. Business is not linear. And as you end up with a larger software revenue, then you have less linearity.

Katherine Egbert - Jeffries & Company - Analyst

Okay. How many salespeople did you end the quarter with?

Steve Erickson - Altiris - VP, CFO

We ended the quarter with quota carrying salespeople of 80.

Katherine Egbert - Jeffries & Company - Analyst

Okay. And does that include the people from Pedestal?

Steve Erickson - Altiris - VP, CFO

It does include the people from Pedestal; however, it does not include our new inside sales team, which is seven additional people.

Katherine Egbert - Jeffries & Company - Analyst

Okay.

Steve Erickson - Altiris - VP, CFO

Eighty-seven total quota carrying.

Katherine Egbert - Jeffries & Company - Analyst

Okay. That's it for me. Thanks.

Greg Butterfield - Altiris - President, CEO

Thanks, Katherine.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
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Operator

Our next question comes from Terry Tillman with SunTrust Robinson Humphrey. Please go ahead.

Pardon me. Mr. Tillman, if you're using speaker equipment, if we could please get you to lift the handset.

Terry Tillman - SunTrust Robinson Humphrey - Analyst

Hi, can you hear me?

Greg Butterfield - Altiris - President, CEO

Now we can.

Terry Tillman - SunTrust Robinson Humphrey - Analyst

Okay. Sorry about that. Steve, in terms of the 2.4 million in Pedestal contribution, is that all license or was there any services with that?

Steve Erickson - Altiris - VP, CFO

Primarily license.

Terry Tillman - SunTrust Robinson Humphrey - Analyst

Okay. And you mentioned that the audit will be concluded on April 30th. So could we end up seeing the revised 10-K come out then -- that could fall into play?

Steve Erickson - Altiris - VP, CFO

No. It will be filed by April 30th.

Terry Tillman - SunTrust Robinson Humphrey - Analyst

Okay. And then Greg, in terms of earlier you mentioned SMB. Has it made much of a contribution yet with some of your initiatives? When could we see an inflexion point with that? Could that be something as early as second quarter or is that essentially more of a second half or even an '06 event?

Greg Butterfield - Altiris - President, CEO

We will see transactions in Q2, but it will be weighted towards the second half.

Terry Tillman - SunTrust Robinson Humphrey - Analyst

And then just lastly, an update on IBM. I know you talked a little bit about IBM, but is part of the revenue guidance that you're giving, is that based on maybe less visibility in the pipeline built around the IBM deal or can you comment a little bit on pipeline activity with IBM?

Greg Butterfield - Altiris - President, CEO

Once again, our guidance is based on pipeline. Our relationship with IBM is very new. As we indicated on the prepared remarks, we have been very active the last three months training not only IBM people around the globe,

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 15 of 21

but thousands of IBM partners who make up a majority of their overall revenue. IBM was one of our key sponsors at Manage Fusion. And we had good meetings with IBM and as that pipeline changes, as we gain momentum based on campaigns and knowledge transfer, then we will continue to provide you guidance based on the pipeline.

Terry Tillman - SunTrust Robinson Humphrey - Analyst

That's all I have.

Greg Butterfield - Altiris - President, CEO

Thank you.

Operator

Thank you. Our next question comes from Walter Pritchard with SG Cowen. Please go ahead.

Walter Pritchard - SG Cowen - Analyst

I had just a coupe of quick questions. On the head count, could you give us that number at the end of the quarter and also your plans for the year at the end of the year?

Steve Erickson - Altiris - VP, CFO

Sure. Total headcount at the end of the quarter was 846. And you'll see a slight addition to that, but it will not significantly grow. It may be in the 875 or so range by the end of the year. That does include Pedestal.

Walter Pritchard - SG Cowen - Analyst

Okay. And relative to your plans in the original guidance, how does that -- is that 875 meaningfully lower than where you were at before?

Steve Erickson - Altiris - VP, CFO

It is lower.

Walter Pritchard - SG Cowen - Analyst

Okay. And we're curious, did you cut from the additional hiring?

Steve Erickson - Altiris - VP, CFO

We are looking across the board at areas that we had planned on growth in the year. And we will only add people strategically as the business supports that growth.

Walter Pritchard - SG Cowen - Analyst

Okay. And then just last question on Europe. Is it your impression that that's an Altiris issue in terms of you need to make some personnel changes or is that more of a macro issue in your opinion?

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 16 of 21

Greg Butterfield - Altiris - President, CEO

I believe it's more of a macro issue and the fact that we had a very strong Q4. If you look at large transactions, once again, 44 percent of our business in Q4 was from international, a majority of that coming from EMEA. The pipeline was flushed and we weren't able to successfully close the larger transactions in a three month timeframe, and so it's not lost business; it's business that's pushed.

Walter Pritchard - SG Cowen - Analyst

Okay. Thank you very much.

Greg Butterfield - Altiris - President, CEO

Thank you.

Operator

Thank you. Our next question comes from Tim Classel (ph) with Thomas Weisel (ph) Partners. Please go ahead.

Tim Classel - Thomas Weisel Partners - Analyst

Good afternoon everybody. Most of my questions have been answered. But just a quick question on the competitive landscape. Microsoft, I know they're been a great customer, partner of yours, but they briefly announced adding Solaris and Linux support on the management side and some vulnerability assessment as well. If you had a chance to take a look at that, were those products still weak relative to Altiris and where should we be watching should they try to improve those over time? Thanks.

Greg Butterfield - Altiris - President, CEO

Thanks Tim. First of all, I'd say the competitive landscape is fairly consistent with prior quarters. We're not seeing any major changes in the competitive landscape. Our changing guidance is primarily due to the slower growth in international. With regards to Microsoft, our position is the same that it's been in prior quarters, and that is we have conscientiously built our technology in a modular fashion so that we can always add value, extend and enhance and add value to Microsoft solutions. Every quarter we have customers who select Microsoft to perform some level of management inside their organization, and every quarter we continue to close business with accounts who have partnered and used some different component provided by Microsoft. And so specifically as they add additional functionality, it's our responsibility to make sure we continue to add value. All the reason why it makes sense to do a Pedestal acquisition and expand the footprint so that we continue to have more areas where we add value then we compete.

Tim Classel - Thomas Weisel Partners - Analyst

Okay. Great. Thank you.

Greg Butterfield - Altiris - President, CEO

Thank you.

Operator

Thank you. Our next question comes from Scott Zeller with First Albany Capital. Please go ahead.

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                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 17 of 21

Scott Zeller - First Albany - Analyst

Thank you. I wanted to ask about Dell. Could you tell me if your thinking has changed about the yearly contribution you're expecting? You mentioned earlier 20 to 25 percent essentially from Dell. I thought I remember hearing in the past that Dell would quickly be this year 10 percentage of revenue.

Greg Butterfield - Altiris - President, CEO

I believe the guidance we've provided thus far is that we anticipate that both Dell and HP will represent 20 to 25 percent of total revenue by year end, and once again, doing our analysis the Dell pipeline, we'd expect that Dell would have a strong future quarters and periods. The reason HP revenue is not as seasonal as possibly the Dell revenue is because we have OEM relationships where we get a certain amount of revenue almost guaranteed each quarter based on number of units shipped. On Dell, most of it is an up sell.

Scott Zeller - First Albany - Analyst

Selling additional products.

Greg Butterfield - Altiris - President, CEO

Once again, both Dell and HP, 20 to 25 percent of total revenue by year end.

Scott Zeller - First Albany - Analyst

Okay. And on the investment in the SME (ph) sales organization, when do you expect that to be a material contributor to revenue? Because I thought this was more of an '06 type --

Greg Butterfield - Altiris - President, CEO

My comment earlier was we anticipate we will definitely get revenues in Q2, but Q3/Q4 end of year is when we'll see that one kick in and be a significant contributor as a percent of overall business. Despite that SMB team being a newer segment for us, we still have approximately 50 percent of our business going to medium sized customers and 50 percent to the enterprise, and that's really something that has made Altiris unique in the market is our value proposition -- being able to be cost effectively from an ease of use implementation standpoint -- taken to customers of all sizes. We're just expanding the focus there and looking to grow that revenue in the future.

Scott Zeller - First Albany - Analyst

And again, on Pedestal, are you still expecting -- I know this question came up earlier, but are you still expecting the full year contribution to be somewhere between 17 and 18?

Steve Erickson - Altiris - VP, CFO

That would be accurate. And again, we don't have that first almost three months -- three months less about three days on our books. So that would be the full year. That's correct.

Scott Zeller - First Albany - Analyst

Okay. Thank you very much.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 18 of 21

Greg Butterfield - Altiris - President, CEO

Thanks Scott.

Operator

Thank you. Our next question comes from Phil Winslow with Credit Suisse First Boston. Please go ahead.

Philip Winslow - Credit Suisse First Boston - Analyst

Hi. This is Phil Winslow with CSFE. Guys you mentioned obviously some weakness and delays in large deals in Europe during the quarter. In the past month, since the quarter has closed, have you seen any of those deals actually come through that were pushed out? And also, from the EMEA region, have you made any changes there from an organizational standpoint?

Greg Butterfield - Altiris - President, CEO

Phil, I can't -- I don't want to comment specifically on transactions that pushed. I can tell you that we have made some changes in the overall sales infrastructure over in Europe. We have expanded the number of headcount there and we have provided some level of specialization based on customer focus. So we have a public team and we are building a -- we have people that are focused on building the channel. And so there have been minor modifications. Once again with regards to the business in Europe, most of it's tied to these large transactions that have not been lost, but have pushed for one reason or another.

Philip Winslow - Credit Suisse First Boston - Analyst

All right. Thanks guys.

Greg Butterfield - Altiris - President, CEO

Thanks, Phil.

Operator

Thank you. Our next question comes from Wendell Ladely with RS Investments. Please go ahead.

Wendell Ladely - RS Investments - Analyst

First question for Steven. What was the organic growth rate of the business when you look at '04? Exclude any revenue that wasn't in the year ago quarter.

Steve Erickson - Altiris - VP, CFO

If you compare Q1 --

Wendell Ladely - RS Investments - Analyst

No. I'm talking about the year as a whole, '04?

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 19 of 21

Steve Erickson - Altiris - VP, CFO

'04. The organic growth rate was around 45 percent if you back basically Wise
(ph) out of that which was included in '04 for the first time.

Wendell Ladely - RS Investments - Analyst

Right. And so you're talking about going from 45 percent year over year organic growth to 25. But if I read correctly, when you bought Pedestal, you thought that that would do like 17 to 18 million for the year. So help me understand. If I put the numbers together, it looks like the implied organic growth rate for the business is actually below that. Is that right?

Steve Erickson - Altiris - VP, CFO

That would be accurate based upon Q1 execution.

Wendell Ladely - RS Investments - Analyst

Right. So you talk about taking the 25 -- 20 to 25 percent organic growth rate for '05 is achievable. What does the revised guidance embed in terms of the organic growth rate assumption for '05?

Steve Erickson - Altiris - VP, CFO

Again, the organic growth rate assumption for '05 if you were to back Pedestal out of that is probably still in the 18 to 22 percent range.

Wendell Ladely - RS Investments - Analyst

Right. And what would you assume for '05, the organic growth rate to be in the old guidance for the year?

Steve Erickson - Altiris - VP, CFO

It was probably in the 25 to 30 percent range.

Wendell Ladely - RS Investments - Analyst

Right. So you've gone from 25 to 30 to 18 to 22. How soon do you think you'll have a gauge for whether or not -- which end of the spectrum you end up being in? Are there things you can fix in the near term that would give you more or less confidence about which end you'll be on?

Steve Erickson - Altiris - VP, CFO

Once again, I don't know that there are specific things that are broke, Wendell. We're certainly doing our analysis, figuring out how we can always better service our customers and grow revenue and increase shareholder value. We've already identified the small to medium business being a new area. There's good momentum in the business. We're trying to provide accurate guidance and trying to be as close to the guidance as provided. So I hate to give you one comment one way or the other. Reality is it's probably too early to give you a specific -- when you start splitting percentages, a four percentage range is probably as accurate as we can provide at this time.

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                 Transcript of the Q1 2005 Altiris, Inc Earnings Conference Call
                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 20 of 21

Wendell Ladely - RS Investments - Analyst

All right. So I think the biggest issue is that there's uncertainty about the organic growth rate. And since you've been public you've used the cash to buy things, none of which has been your stock. So based on the revised guidance and where the stock goes going forward, is there a different mindset, Greg, internally about look, let's halt making acquisitions and prove that we're an organic growth business and putting that cash to work in ways other than acquisitions?

Greg Butterfield - Altiris - President, CEO

We have already indicated on the prepared remarks and an earlier reply to a question that we're focused on execution with existing technology and the acquired technologies that have already been purchased, meaning Tonic and Pedestal. And there are a few other transactions that occurred at the end of last year that we're continuing to execute on and those products and new products will be announced relative to prior acquisitions in prior quarters. So the focus is on execution, organic growth. And you're exactly right in your overall review or comment.

Wendell Ladely - RS Investments - Analyst

Which means until you get back to the previous guidance you wouldn't buy anything? I'm trying to create some accountability to the extent that you lower the guidance by a non-trivial amount, the extent to which there is a behavior change internally.

Greg Butterfield - Altiris - President, CEO

One again, the focus is on execution. I'm not going to state that will not be another acquisition. We are not going to acquire companies at the same rate that we have over the prior year. The focus is on execution and if there is something that -- we'll continue to be opportunistic but the focus is on execution.

So does that answer your questions?

Operator

Ladies and gentlemen, if there are additional questions at this time, please press the star followed by the one. As a reminder, if you are using speaker equipment, we do ask that you please lift your handset before pressing the numbers. Our follow-up question will come from Scott Zeller with First Albany Capital. Please go ahead.

Scott Zeller - First Albany - Analyst

Yes. Thank you. Just a follow-up from that latest question. Could you tell us if there are future transactions, would you sense them being neutral to accretive?

Greg Butterfield - Altiris - President, CEO

Well, our strategy in the past has been that they would be accretive by end of year. And that strategy would exist going forward. But once again, we are not planning going out and acquiring a bunch of companies over the next few quarters. Our focus is on growing and building organic products. We believe that we already have a very robust set of solutions. We feel that's why Altiris continues to win business and why customers have selected Altiris and why partners have partnered with us is the breadth and depth of the technology that we already have. And as we indicated, I think very shortly you'll see the value of Pedestal and some of the other acquisitions that we have made in the past to validate that strategy. So we're not out buying businesses. We're not out haphazardly going to buy technologies. We're focused on existing technologies and recently acquired technologies.

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                                         April 25, 2005 / 5:00 p.m. Eastern Time
                                                                   Page 21 of 21

Scott Zeller - First Albany - Analyst

Thanks. We're you breaking out the three business lines or has that stopped?

Greg Butterfield - Altiris - President, CEO

We did not break out the separate business lines.

Scott Zeller - First Albany - Analyst

Well, I guess then for color, you mentioned previously that you were going to break out for having some of the, I believe, the help desk solutions. Has there been any progress with that or any color that you could tell us of?

Steve Erickson - Altiris - VP, CFO

No. Basically what we have done is broken out the suite sales versus point solutions. And basically from quarter to quarter, suites have represented over the last year 70 to 75 percent of our revenue, and it consistently ends up being in that range. That could drop a little bit as we have additional point solutions that we acquire such as Wise Package Studio and the Pedestal Software Solutions, specifically for security. That may end up changing that mix a little bit for point solutions based on those specific technologies.

Scott Zeller - First Albany - Analyst

Thank you.

Operator

Thank you, sir. And thank you management. Ladies and gentlemen, at this time, we will conclude today's conference teleconference presentation. We thank you for your participation on the conference call. If you would like to listen to a replay of today's presentation, please dial 1-800-405-2236. You may also dial 303-590-3000. You will need to enter an access of 11028031. Once again ladies and gentlemen, if you would like to listen to a replay of today's conference call, please dial 1-800-405-2236 or 303-590-3000 with an access code of 11028031. We thank you for your participation on today's conference call. At this time, we will conclude. You may disconnect and please have a pleasant day.